Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASEF
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

CARRINGTON REPORTS FIRST QUARTER 2007 RESULTS

IRVING, TEXAS -- May 15, 2007 -- Carrington Laboratories, Inc. (Nasdaq: CARN) reported total revenue for the quarter ended March 31, 2007 of $4.8 million, compared to revenue of $7.5 million in the year-ago period, a decrease of 36 percent. The quarter's performance was primarily attributable to a 52-percent drop in Consumer Services Division revenue, caused mainly by the previously reported expiration of a key customer's materials supply agreement. A new, three-year supply agreement is now in place. Medical services revenue remained unchanged from the year-ago period at $2.2 million.

Net loss for the first quarter of 2007, including $851,000 of net funding of the Company's wholly-owned drug delivery subsidiary DelSite Biotechnologies, Inc., was $2.6 million, or 24 cents per basic and diluted share, compared to a net loss of $1.5 million, or 14 cents per basic and diluted share, in the prior year period. Pro forma loss for the quarter, exclusive of DelSite net funding, was $1.8 million compared to a $719,000 pro forma loss in the prior year's period. Grant income for funding of DelSite research went from $343,000 for the prior year period to $224,000 in the quarter just ended due to the completion of substantially all the work under the $888,000 Small Business Innovation Research grant initiated in 2004 and normal fluctuation in grant-related activities.

"The first quarter was a transition from a difficult 2006. Based on current commitments and on negotiations underway with a new, significant customer, we expect the revenue stream in our core business in the third and fourth quarters of 2007 to grow," said Carlton E. Turner, PhD, Carrington's chief executive officer. "We have the new, three-year supply agreement in place for sales of Manapol® to a key customer, and, beginning in June, the amount of raw materials sales under the agreement will increase by 100 kg per month. We are also experiencing new growth in our veterinary product line. Other actions are being taken to return the core business to growth this year and profitability in 2008. Certain products that are no longer profitable or, due to market conditions have become marginalized, are being dropped, so our top line may not grow as fast as we want, but profitability will increase. Specialty manufacturing is being refocused from cosmetics to devices and OTC drug products for sale through higher end consumer markets. We will manufacture products in our ISO and cGMP facilities, using some of our proprietary raw materials, with our partners providing the marketing. While manufacturing and regulatory requirements are more sophisticated in the device and OTC drug categories, gross margins are much better and our core manufacturing competency is in this area."

Commenting on DelSite, Dr. Turner noted the continuing successful development of its drug and vaccine delivery technologies as most recently evidenced by a CRADA with the National Cancer Institute (NCI) for testing GelVac™ nasal powder formulation for a nasal Human Papillomavirus (HPV) vaccine. DelSite also continues development of its very promising nasal flu vaccine delivery system and, subsequent to the quarter's close, the Company signed a material transfer agreement for a cell-based flu antigen (H5N1 bird flu) to be tested with DelSite's nasal delivery technology in a Phase I clinical trial scheduled for later this year.

Turner continued, "Potency assay data from DelSite's GelVac™ influenza vaccine formulation stored at room temperature for two years demonstrates that the vaccine in the GelVac™ formulation, when reconstituted and injected, provides antigen sparing and does not require preservatives or cold storage distribution. This added benefit demonstrates the potential of the GelSite® polymer in strategic stockpiling of antigens at room temperature."

Additional DelSite achievements during the current year have included pre-licensing and evaluation agreements with Nastech Pharmaceuticals for intranasal delivery of peptide and protein therapeutics; with the International Vaccine Institute (IVI) for sublingual delivery of new and existing vaccines to be used in immunization programs in needy areas of the developing world; with AriaVax, Inc. for development of an investigational vaccine against HIV infection; with EndoBiologics, Inc. for development of a vaccine against bacillary dysentery (shigellosis); and, with El Sohly Laboratories for the delivery of a therapeutic preventing the metastasis of certain cancer cells.

In April 2007 Carrington entered into definitive agreements for an $8 million private placement. The Company intends to use the proceeds from the financing to further DelSite's clinical program for the development of its nasal powder delivery system for vaccines and therapeutics delivery technologies, and to refine manufacturing processes, improve gross margins and help grow its core business.

Conference Call Scheduled

Investors are invited to listen to today's conference call at 4:30 p.m. Eastern, 3:30 p.m. Central, by dialing 800-901-5248 in the US or 617-786-4512 internationally. The pass code is 51484513. The call is also being web cast by CCBN and can be accessed at Carrington's web site at http://www.carringtonlabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 66545956.

The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (http://www.streetevents.com).

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Non-GAAP Financial Information

This press release contains the non-generally accepted accounting principle financial measure of Pro forma loss which is defined as net loss excluding net DelSite expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro forma loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net loss is included in the following tables.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-K, filed April 2, 2007.

CARRINGTON LABORATORIES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

	(unaudited)	(unaudited)
Revenue:
Medical Services	$2,056	$2,111
Royalty income	104	104

Medical Services, total	2,160	2,215
Consumer Services	2,376	4,929
Grant income, DelSite	224	343

Total revenues	4,760	7,487

Cost and expenses:
Cost of product sales	3,885	5,600
Selling, general and administrative	1,887	1,850
Research and development	211	203
Research and development-DelSite	1,075	1,156
Other income	(2)	(7)
Interest expense, net	334	217

Net loss before income taxes	(2,630)	(1,532)
Provision for income taxes	-	-

Net loss	$(2,630)	$(1,532)

Net loss per common share - Basic and diluted	$(0.24)	$(0.14)

Weighted average shares outstanding -
Basic	10,900	10,810
Weighted average shares outstanding -
Diluted	10,900	10,810

Reconciliation of Non-GAAP Financial Measures:

Net loss:	$(2,630)	$(1,532)
Less: DelSite grant income	224	343
Plus: DelSite expenses	1,075	1,156

Pro forma loss before DelSite	$(1,779)	$(719)

CARRINGTON LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006

	(unaudited)	(audited)
ASSETS:
Current Assets:
Cash and cash equivalents	$1,264	$878
Accounts receivable, net	2,005	2,659
Inventories, net	3,315	3,405
Prepaid expenses	377	155

Total current assets	6,961	7,097
Property, plant and equipment, net	5,890	6,093
Customer relationships, net	151	199
Other assets, net	605	609

Total assets	$13,607	$13,998

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Line of credit	$3,660	$1,811
Accounts payable	1,683	1,324
Accrued liabilities	1,846	1,820
Current portion of long-term debt and capital
lease obligations	202	203
Deferred revenue	801	903

Total current liabilities	8,192	6,061
Long-term debt and capital lease obligations,
net of debt discount	3,820	3,745
Commitments and contingencies	-	-
Shareholders' Equity:
Common stock	109	109
Capital in excess of par value	57,508	57,475
Accumulated deficit	(56,019)	(53,389)
Treasury stock at cost	(3)	(3)

Total shareholders' equity	1,595	4,192

Total liabilities and shareholders' equity	$13,607	$13,998